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                                                                      EXHIBIT 11



                            GENERAL HOST CORPORATION
                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                    (In thousands, except per share amounts)




                                            Sixteen Weeks Ended
                                          -----------------------
                                            MAY 22,      May 23,
                                             1994         1993
                                          ----------   ----------
Primary
- - -------
Earnings:
  Net income                              $   9,431    $   6,576
                                          =========    =========

Shares:
  Weighted average number of common
  shares outstanding                        21,049       19,977
                                          =========    =========

  Primary earnings per share             $     .45    $     .33
                                          =========    =========

Assuming full dilution
- - ----------------------
Earnings:
  Net income                             $   9,431    $   6,576
  Interest expense of Convertible
    Subordinated Notes, net of tax           1,056        1,056
                                         ---------    ---------
  Total net income used for fully
    diluted earnings per share           $  10,487    $   7,632
                                          =========    =========

Shares:
  Weighted average number of common
  shares outstanding                        21,049       19,977

  Common equivalent shares for
  Convertible Subordinated Notes at
  a conversion price of $9.88
  per share                                  6,579        6,579
                                         ---------    ---------

  Weighted average number of common
  shares outstanding, as adjusted           27,628       26,556
                                          =========    =========

  Fully diluted earnings per share       $     .38    $     .29
                                          =========    =========



               Note: This calculation is submitted in accordance
             with Securities Exchange Act of 1934 Release No. 9083.